Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this registration statement on Form S-8 of Ultralife Corporation, of our report dated March 10, 2015, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Ultralife Corporation for the year ended December 31, 2014.

/s/ Bonadio & Co., LLP

Pittsford, New York
March 26, 2015